EXHIBIT 3.1

CERTIFICATE OF AMENDMENT OF

SECOND RESTATED CERTIFICATE OF INCORPORATION

OF

HEALTH CARE REIT, INC.

Health Care REIT, Inc. (the “Corporation”), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, DOES HEREBY CERTIFY:

FIRST: That at a meeting of Board of Directors of the Corporation resolutions were duly adopted setting forth the proposed amendments to the Second Restated Certificate of Incorporation of the Corporation and declaring the amendments to be advisable. Section 1 of the Second Restated Certificate of Incorporation of the Corporation shall be amended to read as follows:

The name of the Corporation is Welltower Inc.

SECOND: That said amendments were duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

THIRD: That said amendments shall be effective as of 12:01 a.m., Eastern time, on September 30, 2015.

IN WITNESS WHEREOF, the Corporation has caused this certificate to be signed by Erin C. Ibele, Executive Vice President, Head of Human Capital and Corporate Secretary and an authorized officer of the Corporation, this 28th day of September, 2015.

By:	/s/ Erin C. Ibele
Erin C. Ibele
Executive Vice President, Head of Human
Capital and Corporate Secretary